Exhibit 99.1

Concord Reports Fourth Quarter Results; Revenue Grows 18% y/y and
Profitability Accelerates

    MARLBORO, Mass.--(BUSINESS WIRE)--Jan. 20, 2004--Concord Communications, Inc. (NASDAQ: CCRD), an industry leader in optimizing application performance and availability across networks and systems, today announced its financial results for the fourth quarter ended December 31, 2003. Revenue increased to $27.8 million, up from $26.6 million in the third quarter of 2003, and $23.6 million in the fourth quarter of 2002. GAAP earnings per share were $.27, compared to $.03 in the prior quarter and $.04 in the fourth quarter of the prior year (see "Taxes" below regarding GAAP earnings per share). Pro forma earnings per share were $.11, up from pro forma earnings per share of $.07 in the prior quarter and $.04 in the same quarter of the prior year. Full year 2003 GAAP EPS was $.42, versus a 2002 GAAP EPS of $.12. Full year 2003 pro forma EPS was $.28, more than double the 2002 pro forma EPS of $.12. (See below for pro forma/GAAP reconciliation).
    "Concord accelerated profitability during the fourth quarter for two reasons. The first was that increased sales of our wireless, distributed network and application management solutions pulled through revenue from other product lines," explained Jack Blaeser, Concord's CEO and President. "Secondly, we continued to control expenses and leveraged our operating model to produce a pro forma operating margin of 8.5%, GAAP operating margin was 8.2%. We look forward to increasing top line growth during 2004 by accelerating sales in new products like Concord's Voice over IP solutions."

    Fourth Quarter Results

    Revenue Grows 5% Sequentially, Operating Margins Expand and
Operating Cash Increases $3.5M

    -- Total revenue of $27.8 million grew 5% from $26.6 million in the prior quarter. License revenue of $14.5 million grew 6% over the $13.7 million reported in the prior quarter.

    -- Pro forma operating margin was 8.5%, GAAP operating margin was 8.2%.

    -- Cash was $162M. Excluding $83M in cash from the previously announced offering of senior convertible notes, cash from operations increased approximately $3.5M.

    Increase in Larger Customer Deals

    -- Number of deals over $100,000 increased to 51, up nine from the prior quarter.

    -- Average deal size for new customers was $120,000 as customers chose the eHealth(R) Suite to manage across applications, systems and networks. These included customers like Gansu
        Telecom and the Norwegian Defense Department.

    Market Segment Sales Remain Close to Historical Averages

    -- Enterprise customers accounted for 60% of revenue, from customers like Johns Hopkins University and TRW Automotive.

    -- Managed service provider customers accounted for 20% of revenue. These customers include Telefonica Solutiones and Fidelity Information Services. Telco infrastructure customers like Eurotel accounted for 20% of revenue.

    -- International customers accounted for $9.7 million or 36% of revenue. Customers include Czech Insurance and Provinzial
        Dusseldorf.

    -- The installed base revenue was 86% from customers like Telus Mobility and GSK. Of the revenue from existing customers, 40% was from existing customers expanding deployment of their existing Concord products across a larger portion of their IT infrastructure and 60% was from customers expanding toward an end-to-end solution by purchasing new products in the eHealth(R) Suite.

    Deferred Revenue & Gross Margins Consistent

    -- Deferred revenue was $26.5 million, up slightly quarter over quarter.

    --  Gross margin was 82%, consistent with the prior quarter.

    --  DSO was 72 days, up 5 days from the prior quarter.

    Taxes

    Our expectations of continued profitability make it likely that we will utilize the majority of our deferred tax asset over the next few years. It is, therefore, deemed prudent to reverse the majority of the existing valuation allowance against that asset. This results in a one-time non-cash deferred income tax benefit of $2.6 million in Q4 2003. Additionally, $2.7 million was released from the valuation allowance and applied to additional paid-in-capital.
    From a tax return perspective, and thus cash flow perspective, we do not believe Concord will pay significant state or federal income taxes for at least 2 years. We will continue incurring small foreign, federal minimum and state minimum tax payments. These payments amounted to $.6 million for income earned in 2003. Due to the release of our valuation allowance, our GAAP tax rate is expected to increase to 38% going forward. We will continue providing pro forma guidance and results at a 28% tax rate to normalize our results against historical reported results.

    Future Expectations

    First quarter 2004 revenue is expected to be slightly over $28M and EPS is expected to be between $.06 and $.08 on a GAAP basis and $.09 and $.11 on a pro forma basis (see below for a reconciliation of GAAP and pro forma guidance).

    Conference Call

    Concord will hold a conference call today, January 20, 2004, to discuss results, product direction and future expectations at 8:30 a.m. ET. The number for the call is 888-889-5345 (domestic) and 973-339-3086 (international). The call will be available for approximately two weeks. The number for the replay is 877-519-4471 for U.S./Canada and 973-341-3080 for international callers. The access code is 4419398. The information in this press release, call replay, and reconciliation of non-GAAP financials is posted at www.concord.com.

    About Concord Communications

    Concord Communications, Inc. (Nasdaq: CCRD) is an industry leader in optimizing application performance and availability across networks and systems. Concord's 3000 eHealth customers worldwide use the eHealth(R) Suite as the software solution to manage their IT infrastructure to drive profitable business operations, reduce costs, and increase competitive positioning.
    Concord is headquartered in Marlboro, Massachusetts. For more information on Concord, call 1-800-851-8725 or visit Concord on the Web at www.concord.com. Concord Communications, Inc., the Concord logo and eHealth are trademarks of Concord Communications, Inc. All other trademarks are the property of their respective owners.

    Safe Harbor

    Forward-looking statements made in this press release, including forward-looking statements regarding revenue and profit expectations are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements involve risks and uncertainties, and actual results could differ materially from the forward-looking statements contained herein. Risks and uncertainties include, without limitation, risks related to our incurrence of senior convertible debt, the impact of the economic slowdown on the telecommunications industry; risks associated with integrating netViz Corp., which we recently acquired; our customers' ability to obtain funding, specifically in light of the aforementioned economic climate, and the resulting potential delay or cancellation of pending customer purchases; risks of operating losses including the cost of development and sale of our products; the ability to attract and retain quality professional employees; uncertainties involving intellectual property rights and litigation, specifically including our expansion into new markets with different intellectual property protection schemes; litigation in general; risks in technology development and commercialization; risks in product development and market acceptance of, and demand for, the Company's products, including the development and market acceptance of our VoIP, QoS, wireless, and application performance management products; risks associated with competition specifically including competition in the application performance market; risks associated with international sales, including foreign currency risks and longer payment cycles; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including but not limited to, the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements should be considered in light of all these factors. The information contained in this press release is applicable only today and should thereafter be considered historical and will no longer constitute the Company's current expectations. The Company undertakes no obligation to update information contained in this press release.



                     Concord Communications, Inc.
            Condensed Consolidated Statements of Operations
             (Unaudited, in thousands, except share data)

                            Three Months Ended    Twelve Months Ended
                             Dec. 31,  Dec. 31,    Dec. 31,   Dec. 31,
                              2003       2002        2003       2002
Revenues:
 Product                     14,520     12,711     $54,267    $51,230
 Services                    13,250     10,890      49,796     42,614
 Total revenues              27,770     23,601     104,063     93,844
Cost of revenues:
 Cost of product and
  service revenues            4,841      4,219      18,978     16,970
 netViz technology
  amortization                  133          -         266          -
 Total cost of revenues       4,974      4,219      19,244     16,970
Gross profit                 22,796     19,382      84,819     76,874

Operating expenses:
 Research and development     5,984      5,421      22,696     21,867
 Selling and marketing       11,884     11,540      48,283     47,382
 General and administrative   2,573      2,096       9,035      7,665
 Acquistion-related charges,
  in-process R&D, amortization,
  and equity-based
  compensation expense           82         21       1,234        106
 Total operating expenses    20,523     19,078      81,248     77,020

 Income (loss) from
  operations                  2,273        304       3,571       (147)
 Other income, net              512        640       2,084      2,916
 Income before income taxes   2,785        944       5,655      2,769

 Provision (refund) for
  income taxes               (2,370)       192      (2,015)       568
 Net income                   5,155        752      $7,670     $2,201

 Net income per common and
  potential common share:
   Basic                      $0.29      $0.04       $0.44      $0.13
   Diluted                    $0.27      $0.04       $0.42      $0.12
   Fully-taxed pro forma
    diluted without unusual
    items(a)                  $0.11      $0.04       $0.28      $0.12

(a) excludes equity-based compensation expense, acquisition-related charges, in-process R&D, intangible asset amortization and technology amortization. Assumes a 28% tax rate.

 Weighted average common
  shares outstanding     18,000,086 17,175,916  17,533,509 17,057,188
 Diluted weighted average
  common and potential
  common shares
  outstanding            19,080,522 17,351,328  18,207,541 17,627,122


    Pro Forma Financial Results

    We prepare and release quarterly unaudited financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). We also disclose and discuss certain pro forma financial information, used to evaluate our performance, in this and other earnings releases and investor conference calls. We believe that current shareholders and potential investors in our company use multiples of pro forma EPS in making investment decisions about our company. We use pro forma EPS to evaluate the results of our ongoing operations and to assist in historical comparisons. This measure, and other pro forma information, should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America ("U.S. GAAP") such as net income and net cash provided by operations and should not be considered measures of our liquidity. In addition, our non-GAAP measures may not be comparable to similar measures reported by other companies. Our key non-GAAP measure is:

    Pro-forma EPS

    Pro forma EPS is calculated by dividing pro forma net income by the diluted number of shares. Pro forma Net Income excludes certain non-cash and special charges, consisting primarily of non-cash compensation charges, in-process-research-and-development costs, amortization of intangible assets and transaction costs associated with acquisitions. This pro forma calculation also substitutes current period GAAP tax provisions with a pro forma tax rate of 28%. Historically, we have had significant deferred tax assets and have not recorded a significant federal tax provision and so the GAAP tax provision related primarily to state and foreign taxes and has been minimal.
    As stated above, our expectations of continued profitability make it likely that we will utilize the majority of our deferred tax asset over the next few years. It is, therefore, deemed prudent to reverse the majority of the existing valuation allowance against that asset. This results in a one-time non-cash deferred income tax benefit of $2.6 million in Q4 2003. Additionally, $2.7 million was released from the valuation allowance and applied to additional paid-in-capital.
    From a tax return perspective, and thus cash flow perspective, we do not believe Concord will pay significant state or federal income taxes for at least 2 years. We will continue incurring small foreign, federal minimum and state minimum tax payments. These payments amounted to $.6 million for income earned in 2003. Due to the release of our valuation allowance, our GAAP tax rate is expected to increase to 38% going forward. We will continue providing pro forma guidance and results at a 28% tax rate to normalize our results against historical reported results and are provided for comparative purposes only.



Reconciliation

The table below reconciles Operating Income to Pro forma Net
Income for the fourth quarter ended 2003 vs. 2002 and for the twelve months ended 2003 vs. 2002:

                             Three Months Ended    Twelve Months Ended
 In thousands, except per    Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
  share data                   2003       2002       2003       2002

 Reconciliation of GAAP &
  Proforma Net Income:
 Net income                   $5,155       $752      $7,670     $2,201
 Add:  Provision for
        income taxes          (2,370)       192      (2,015)       568
       netViz technology
        amortization             133          -         266          -
       Acquisition-related
        charges, in-process R&D,
        amortization, and
        equity-based
        compensation exp.         82         21       1,234        106
 Proforma income before
  income taxes                 3,000        965       7,155      2,875
 Proforma income taxes
  (Pro-forma rate: 28%)          840        270       2,003        805
 Proforma net income          $2,160       $695      $5,152     $2,070

 Pro forma net income per
  diluted share:               $0.11      $0.04       $0.28      $0.12

 Diluted weighted average
  common and potential
  common shares
  outstanding             19,080,522 17,351,328  18,207,541 17,627,122



Q1 2004 Guidance

The table below reconciles Q1 2004 Pro-forma EPS guidance to GAAP EPS:

                         Guidance for Quarter
                        ending March 31, 2004

 Proforma EPS guidance       $0.09 - 0.11
 Estimated:
  Income taxes                      (0.01)
  Estimated amortization of
   intangible assets                (0.01)
  Estimated final in-process
   R&D of Tavve technology          (0.01)
 Estimated GAAP EPS         $0.06 - $0.08



                     Concord Communications, Inc.
                 Condensed Consolidated Balance Sheets
                                 As of
                        (Audited, in thousands)

                                         December 31,  December 31,
                                             2003         2002

Assets
 Current assets:
  Cash, cash equivalents and
   marketable securities                  $162,389      $73,670
  Accounts receivable, net                  22,194       17,417
  Deferred tax asset                         4,637            -
  Other current assets                       4,862        2,882

  Total current assets                     194,082       93,969

 Equipment and improvements, net             6,697        8,245
 Goodwill                                    6,225            -
 Other intangible assets, net                3,003            -
 Deferred tax and other assets               8,732        3,716

  Total Assets                            $218,739     $105,930


Liabilities and Stockholders' Equity
 Current liabilities:
  Accounts payable and
   accrued expenses                        $18,158      $13,646
  Deferred revenue                          26,490       23,348

 Total current liabilities                  44,648       36,994

 Long term liabilities
  Convertible notes                         86,250            -


 Common stock, deferred compensation,
  unrealized gain on marketable securities
  and additional paid-in capital           112,648      101,413
 Accumulated deficit                       (24,807)     (32,477)

 Total stockholders' equity                 87,841       68,936

 Total Liabilities and Stockholders'
  Equity                                  $218,739     $105,930

    CONTACT: Concord Communications, Inc.
             Raymond Ruddy, 508-303-4350
             rruddy@concord.com